UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2010

RED ROBIN GOURMET BURGERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-49916	84-1573084
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

6312 S. Fiddler’s Green Circle, Suite 200N Greenwood Village, Colorado	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 846-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Entry into a Material Definitive Agreement

On September 13, 2010 and in connection with the commencement of Stephen E. Carley’s employment as the Chief Executive Officer of Red Robin Gourmet Burgers, Inc. (the “Company”), the Company entered into an Indemnification Agreement with Mr. Carley effective as of September 13, 2010.  The Indemnification Agreement executed by Mr. Carley is identical to the form of Indemnification Agreement previously executed by other members of the Company’s management and Board of Directors.

The Indemnification Agreement is intended to complement the indemnity protection available under applicable law, the Third Amended and Restated Bylaws, as the same may be amended from time to time, and any policies of insurance which may currently or hereafter be maintained by the Company.  The Indemnification Agreement provides, among other things, and subject to the certain limitations described therein: (a) that the Company will indemnify Mr. Carley, if he was successful, in whole or in part, whether on the merits or otherwise in defense of any action, suit or proceeding, including actions by or in the right of the Company, if (i) his conduct was in good faith, (ii) he reasonably believed that his conduct was in or not opposed to the best interests of the Company, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; (b) that the Company will advance expenses incurred in any such proceeding, including attorneys’ fees, to Mr. Carley in advance of the final disposition of the proceeding; and (c) that the rights of Mr. Carley under the Indemnification Agreement are in addition to any other rights he may have under the Company’s certificate of incorporation, bylaws, the Delaware General Corporation Law or otherwise.

The foregoing description of the Indemnification Agreement is qualified in its entirety by reference to Exhibit 10.20 to the Company’s registration statement on Form S-1/A (No. 333-87044) filed with the Securities and Exchange Commission on July 12, 2002, and such exhibit is hereby incorporated by reference in its entirety into this Item 1.01.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2010

RED ROBIN GOURMET BURGERS, INC.

	By:	/s/ Annita M. Menogan
	Name:	Annita M. Menogan
	Title:	Chief Legal Officer